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                                                                    EXHIBIT 99.1

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

         From time to time, Cambridge NeuroScience, Inc. (the "Company"), through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization, as well as other estimates relating to future operations. There are certain key factors that could cause future results to differ materially from those anticipated by management, including, but not limited to, the following:

UNCERTAINTIES RELATED TO CLINICAL TRIALS AND FURTHER DEVELOPMENT OF CERESTAT(1)

         Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials, and there can be no assurance that clinical trials of the Company's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are often conducted with patients that are critically ill. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

         The completion of clinical trials of the Company's product candidates may be delayed by many factors and there can be no assurance that delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of patients to clinical trial sites, the eligibility criteria for the trial and the existence of competitive clinical trials. The Company cannot control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the Company's product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of the Company's product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's lead product candidate is CERESTAT, an ion-channel blocker under development for the treatment of stroke and TBI. The Company commenced Phase III clinical trials for CERESTAT in TBI in March 1996 and in stroke in July 1996. These trials are being managed by the Company and its collaborative partner, Boehringer Ingelheim International GmbH ("BI"). In June 1997, the Company and BI suspended patient enrollment into the stroke trial after a planned interim analysis of the data raised concerns over the benefit to risk ratio of drug treatment. In September 1997, the Company announced the discontinuation of the TBI trial because a planned interim analysis of the data showed insufficient evidence of positive clinical impact. In December 1997, following an expanded analysis on all patients enrolled in the stroke trial as of June 1997, the partners announced that enrollment into the stroke trial would not resume due to insufficient evidence of positive clinical impact. At that time, the Company announced its plan to further evaluate the data before making any decisions about the future development of CERESTAT.

         In March 1998, the Company reported that further analysis of the Phase III data indicated that: (i) CERESTAT has an attractive safety profile in the TBI patient population, and (ii) CERESTAT had a potential therapeutic benefit in a subset of the stroke patient population which the Company and BI were continuing to investigate. The Company and BI are expending additional efforts to further evaluate the stroke findings and to determine if additional clinical studies in the stroke indication will be pursued, either together or by the Company independently. There can be no assurance that the results of the analysis will lead the Company to go forward with additional development of CERESTAT. Additionally, if the Company elects to continue development, there can


(1) CERESTAT is a registered trademark of Boehringer Ingelheim International, GmbH.
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be no assurance that BI will concur with that decision. If the Company were to elect to go forward with additional clinical trials of CERESTAT and BI elected not to go forward, the Company would retain all commercial rights to CERESTAT but would likely not have sufficient funds available to complete development of the drug. If CERESTAT is not shown to be safe and effective in clinical trials, the resulting delays would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's most advanced growth factor product candidate is recombinant human Glial Growth Factor 2 ("rhGGF2"). Currently, there are no FDA-approved glial growth factors for the treatment of multiple sclerosis ("MS"). There can be no assurance that significant effects on the outcome measures being used by the Company in preclinical trials for rhGGF2 or in preclinical or clinical trials for any of the Company's other product candidates will be acceptable to regulatory authorities, including the FDA, as the basis for marketing approval. In addition, clinical trials may be terminated at any time for safety reasons or if little or no efficacy is demonstrated on an interim basis.

         There can be no assurance that regulatory authorities will permit additional clinical trials for CERESTAT or clinical trials for the Company's other product candidates. Additional animal studies could be required to obtain additional safety data prior to commencing clinical trials of NMDA ion-channel blockers for indications that are less life-threatening than TBI or stroke. If trials are conducted, there can be no assurance that any of the Company's product candidates will prove to be safe and efficacious or will receive regulatory approvals.

HISTORY OF LOSSES; UNCERTAINTY OF CONTINUED OPERATIONS AND FUTURE PROFITABILITY

         As of December 31, 1997, the Company had an accumulated deficit of $103.5 million. The Company anticipates that it will incur substantial losses in the future, potentially greater than losses incurred in prior years. There can be no assurance that the Company's product candidates will be successfully developed or that its products, if successfully developed, will generate revenues sufficient to enable the Company to earn a profit. Cambridge NeuroScience expects to incur substantial additional operating expenses over the next several years to the extent that its research, development and clinical trial activities increase. To the extent that the Company is unable to obtain additional third-party funding for expenses, the Company expects that increased expenses will result in increased losses from operations. The Company's ability to achieve profitability depends in part on the ability of the Company to enter into agreements for the development and commercialization of the Company's products. There can be no assurance that Cambridge NeuroScience or its strategic partners will obtain required regulatory approvals and successfully identify, test, manufacture and market any product candidates, or that the Company will ever achieve product revenues or profitability. Cambridge NeuroScience does not expect to generate revenues from the sale of products, if any, for several years.

         On March 9, 1998, the Company implemented a cost reduction plan which included a reduction in headcount from 60 to 30 staff members. The one-time cost associated with this reduction in staff, consisting primarily of severance and related benefits, is estimated to be approximately $800,000, which will be expensed in the first quarter of 1998. Following this reduction in headcount, the Company intends to sub-lease approximately half of its existing laboratory and office facilities space. The Company is continuing to evaluate alternatives for maximizing shareholder value, which may include the sale of some or all of the Company's technology assets. On March 9, 1998, the Company's Board of Directors declared a dividend in the amount of $1.00 per share payable on April 14, 1998 to shareholders of record on April 2, 1998. The total dividend payable is expected to be approximately $18 million, based upon the number of common shares outstanding at February 28, 1998. At February 28, 1998, the Company had cash and cash equivalents of $11.8 million and investments in marketable securities of $24.6 million. Although the Company believes that, following payment of the dividend, it will have adequate resources to pursue the development of CERESTAT with BI, if warranted, this reduction in headcount and dividend payment will result in fewer resources being devoted to the Company's other research and development programs.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

         All of the Company's product candidates are in the research or development stage, and all revenues to date have been generated from collaborative research agreements, government grants and financing activities, or from interest income earned on these funds. No revenues have been generated from product sales. There can be no

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assurance that product revenues can be realized on a timely basis, if ever.

         Cambridge NeuroScience has not yet requested or received regulatory approval for any product from the FDA or any other regulatory authority. There can be no assurance that Cambridge NeuroScience or its strategic partners will succeed in the development and marketing of any therapeutic product. To achieve profitable operations, the Company must, alone or with others, successfully identify, develop, introduce and market proprietary products. If potential products are identified, they will require significant additional investment, development, preclinical testing and clinical trials prior to potential regulatory approval and commercialization. The Company is devoting its efforts to the research and development of potential products based on NMDA ion-channel blockers and other technology platforms. Neither the Company, nor to its knowledge any other company, has successfully obtained marketing approval for a product based on NMDA ion-channel blockers to treat either TBI or stroke.

         The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found to be ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. CERESTAT has not been proven safe and effective in humans. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance. Commercial availability of any Cambridge NeuroScience products is not expected for a number of years, if at all. The Company recently announced the discontinuation of enrollment in Phase III clinical trials for its lead product candidate, CERESTAT. See "-- Uncertainties Related to Clinical Trials and Future Development of CERESTAT."

DEPENDENCE ON STRATEGIC ALLIANCES; POTENTIAL CONFLICTS OF INTEREST

         The Company's strategy for research, development and commercialization of its product candidates includes the establishment of various corporate collaborations, licensing agreements and other arrangements. In some cases, the Company will be dependent upon these outside parties to conduct preclinical testing and clinical trials and to provide adequate funding for the Company's development programs. The Company has entered into collaborative arrangements with Boehringer Ingelheim International GmbH ("BI") for the development and commercialization of CERESTAT and with Allergan for the development of NMDA ion-channel blockers, sodium ion-channel blockers and combination ion-channel blockers for the treatment of ophthalmic diseases, including glaucoma. A substantial portion of the payments to be received by the Company from BI and Allergan are dependent on the Company achieving certain program development milestones. There can be no assurance that such milestones will be achieved on a timely basis, if ever. There can be no assurance that the Company will be able to maintain existing collaboration agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake product development and commercialization activities at its own expense, which would increase the Company's capital requirements or require the Company to limit the scope of its development and commercialization activities. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements. While the Company believes that BI, Allergan and other potential strategic partners will have an economic motivation to succeed in performing their obligations under collaboration arrangements with the Company, the amount and timing of funds and other resources to be devoted under such arrangements will be controlled by such other parties and would be subject to financial or other difficulties that may befall such other parties.

         The Company cannot control the amount and timing of resources which its strategic partners devote to the Company's programs or potential products, which may vary because of factors unrelated to the potential products. If any of the Company's strategic partners breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs may be delayed, and the Company will be required to devote additional resources to product development and commercialization or terminate certain development

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programs. Under the Company's collaboration agreement with BI, BI has certain termination rights including the right in its sole discretion to terminate its agreement upon 90 days written notice. Allergan may also terminate its agreement with the Company for breach and under certain other circumstances upon six months notice. The termination of the BI or Allergan agreement or of other collaborative arrangements which the Company may in the future enter into would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

         Cambridge NeuroScience's strategic partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the strategic partners or to which the strategic partners have rights, may result in the Company's partners withdrawing research, development or marketing support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operation.

         The Company and BI have discontinued enrollment in the Phase III trials for CERESTAT, the Company's lead product candidate. The Companies are expending additional efforts to further evaluate the stroke findings and to determine if additional clinical studies in the stroke indication will be pursued, either together or by CNSI independently. There can be no assurance that clinical trials for CERESTAT will be resumed or that, if resumed, such trials will be for therapeutic indications for which significant market opportunities exist or can be developed. In addition, there can be no assurance that BI will elect to continue the collaboration with the Company for CERESTAT or any other product candidate. If the Company were to elect to go forward with additional clinical trials of CERESTAT and BI elected not to go forward, the Company would retain all commercial rights to CERESTAT but would likely not have sufficient funds available to complete development of the drug.

NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

         The Company is currently evaluating alternatives for maximizing shareholder value, which may include the sale of some or all of the Company's technology assets. If the Company continues to engage in ongoing operations, it will require substantial additional funding in order to continue research, product development, preclinical testing and clinical trials of its product candidates. The Company will also require additional funding for operating expenses, the pursuit of regulatory approvals for its product candidates and to establish marketing and sales capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing arrangements, commercialization activities and the cost of product in-licensing and strategic acquisitions, if any. There can be no assurance that the Company's cash reserves and other liquid assets and funding that may be received from the Company's strategic partners and interest income earned thereon, will be adequate to satisfy its capital and operating requirements.

         To the extent the Company requires subtantial additional funding, it may seek such funding through arrangements with strategic collaborators and through public or private sales of the Company's securities, including equity securities. There can be no assurance, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Cambridge NeuroScience may be required to curtail significantly or terminate one or more of its research and development programs and/or obtain funds through arrangements with collaborative partners or others that may require Cambridge NeuroScience to relinquish rights to certain of its technologies or product candidates.


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INTENSE COMPETITION AND RISK OF TECHNOLOGICAL CHANGE

         The fields in which Cambridge NeuroScience is involved are characterized by rapid technological progress. New developments are expected to continue at a rapid pace in both industry and academia. There are many companies, both public and private, including large pharmaceutical companies, chemical companies and specialized genetic engineering companies, engaged in developing products competitive with products under development by the Company. Many of these companies have greater capital, human resources and research and development, manufacturing and marketing experience than Cambridge NeuroScience. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by Cambridge NeuroScience and may also prove to be more successful than Cambridge NeuroScience in production and marketing. Competition may increase further as a result of potential advances in the commercial applicability of biotechnology and greater availability of capital for investment in these fields. In addition, academic, government and industry-based research is intense, resulting in considerable competition in obtaining qualified research personnel, submitting patent filings for protection of intellectual property rights and establishing corporate strategic alliances. There can be no assurance that research, discoveries and commercial developments by others will not render any of the Company's programs or potential products noncompetitive.

         In July 1996, the FDA approved the use of tPA for the treatment of patients who had suffered a stroke within the preceding three hours and for whom a CT scan showed no evidence of hemorrhage. Intravenous tPA acts by dissolving blood clots that might have led to stroke. In addition, a number of companies are developing other drugs to treat TBI and/or stroke. The Company believes that the most significant competition for CERESTAT will come from other inhibitors of responses mediated via specific ion channels. For instance, Novartis is conducting a Phase III clinical trial in Europe of D-CPPene, which is being developed for TBI only, and acts through a mechanism similar to, but distinct from, that of CERESTAT. A New Drug Application (NDA) for the use of Lubeluzole (Janssen Pharmaceutical, N.V., a subsidiary of Johnson & Johnson) in stroke was submitted in 1997 and was accepted for filing by the U.S. Food and Drug Administration (FDA). However, the Company believes that further regulatory action will not be taken until results are available from an ongoing subsequent Phase III clinical trial. There are ongoing Phase III clinical trials for Fosphenytoin (Warner-Lambert Company) in stroke and SNX-111 (Neurex Corporation for TBI. Lubeluzole, Fosphenytoin and SNX-111 have actions on ion channels and are claimed to be neuroprotective, but act through mechanisms other than the NMDA ion-channel complex. Some compounds under development act at different stages in the nerve cell death cascade. In 1997, Interneuron Pharmaceuticals, Inc. submitted an NDA to the U.S. FDA for CerAxon (citicoline sodium) to treat patients with ischemic stroke. The Company believes that CerAxon does not act on ion channels but on other aspects of the nerve cell death cascade. The Company believes that, even if these compounds prove to be efficacious, those that act at other stages in the cascade will be synergistic, rather than competitive with CERESTAT.

         The Company is aware of three therapeutics currently being marketed to treat M.S. Betaseron(R) (Chiron Corporation/Schering AG), Avonex(R) (Biogen, Inc.) and Copaxone(R) (Teva Pharmaceuticals Industries Ltd./Hoechst Marion Roussel Ltd.) are all based on an immunosuppression approach to the disease, rather than the growth factors approach being pursued by the Company. There can be no assurance that the introduction of these or other products that the Company is unaware of will not have an adverse effect on the Company's business, financial condition and results of operations.

         The Company will, for the foreseeable future, rely on its strategic partners for certain preclinical evaluation and clinical development of its product candidates and manufacturing and marketing of any products. In addition, the Company relies on its strategic partners, in part, for support in its drug discovery operations. Generally, the Company's agreements with its strategic partners do not prohibit the strategic partners from engaging in competitive activities with the Company. The pharmaceutical companies with which the Company has collaborations are in some cases attempting to develop other products to treat diseases within the fields of the collaborations with the Company. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by the pharmaceutical company with which the Company is collaborating in connection with such product candidate.

         Biotechnology and related pharmaceutical technology have undergone rapid and significant change. The

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Company expects the technology associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to this technology. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products.

PATENT AND LICENSE UNCERTAINTIES

         Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained as trade secrets, and to the extent that the Company diligently enforces its rights against infringement of its patent rights and against misappropriation of its trade secrets and proprietary information. The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Some of the technology that may be used in the Company's products may not covered by any patent or patent application. In instances where the Company's products are not covered by valid and enforceable patents, there can be no assurance that third parties will not be able to market similar or related products, nor can there be any assurance that patent or other proprietary rights held by the Company with respect to these products will afford commercially significant protection. In addition, there can be no assurance that confidentiality arrangements to which the Company is a party will be effective in protecting the Company's confidential information or trade secrets.

         There can be no assurance that any patent applications relating to the Company's products will be filed in the future or that any currently pending applications will issue on a timely basis, if ever. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. Even if patents are issued, the degree of protection afforded by such patents will depend upon the scope, validity, enforceability of the claims obtained in such patents and the Company's willingness and financial ability to enforce and/or defend them. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. Moreover, no consistent policy has emerged in the United States and in many other countries regarding the breadth of claims allowed in biotechnology patents. The Company could incur substantial costs in defending itself in suits brought against it by others or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is adverse to the Company, the Company's business, financial condition and results of operations could be adversely affected. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may be required to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company. Patents granted to the Company in certain foreign countries may be subject to opposition proceedings brought by third parties. The Company may incur substantial costs defending such proceedings. There can be no assurance that the Company would prevail in any such proceedings or that such proceedings would not result in a material adverse effect on the Company's business, financial condition or results of operations. In addition, patents blocking the Company's manufacture, use or sale of its products could be issued to third parties in the United States or foreign countries. The issuance of blocking patents or an adverse outcome in an interference or opposition proceeding could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. There can be no assurance that such license would be available on commercially acceptable terms, if at all.

         There are patents held by third parties that relate to the manufacture, development and use of the Company's product candidates for which the Company has licenses. There can be no assurance that the Company will not in the future require licenses to additional patents, that such licenses will be available on commercially reasonable terms, if at all, that existing or future licenses will not be terminated or that any such termination or failure to obtain a license will not have a material adverse effect on the Company's business, financial condition or results of operations.

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         The Company is also aware of third-party patent and pending patent applications in the United States and corresponding patent applications pending in some foreign countries that, if issued and valid, may be construed to cover aspects of the Company's rhGGF2 product candidates. There can be no assurance that the claims of the issued U.S. patents are not infringed, and that the claims of future patents issuing from the patent applications, if any, will not be infringed by the Company's proposed manufacture, use or sale of products based on the rhGGF2 technology. Furthermore, there can be no assurance that Cambridge NeuroScience would prevail in any legal action seeking damages or injunctive relief for infringement of the existing patent or any patent that might issue from such applications or that any license required under any such patent would be available or, if available, would be available on commercially reasonable terms. Failure to obtain a required license or to successfully establish non-infringement of, or the invalidity or unenforceability of, such third-party patents could preclude the manufacture, marketing, sale and use of the Company's products based on such rhGGF2 technology.

NO MANUFACTURING EXPERIENCE; RELIANCE ON THIRD-PARTY MANUFACTURING

         The Company has no experience in manufacturing products for commercial purposes and does not have manufacturing facilities. Consequently, the Company is dependent on contract manufacturers for the production of products for development and commercial purposes. In the event that the Company is unable to obtain or retain third-party manufacturing arrangements, it will not be able to commercialize its products as planned which would have a material adverse effect on the Company's business, financial condition and results of operations. The manufacture of the Company's products for clinical trials and commercial purposes is subject to current Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. There can be no assurance that the Company will be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with GMP and other regulatory requirements. The Company does not intend to develop or acquire facilities for the manufacture of drug products for clinical trials or commercial purposes, and has been, and will remain, dependent on its strategic partners or third parties for the manufacture of product candidates for preclinical, clinical and commercial purposes.

         Under the terms of its collaboration agreement for CERESTAT with BI, the Company has retained worldwide manufacturing rights, subject to BI's option to acquire such rights in exchange for increased royalty payments. Although the Company has an agreement with a third-party manufacturer to provide quantities of CERESTAT sufficient to complete the development program for this product, the Company currently has no agreement for the manufacture of CERESTAT for commercial purposes. The Company's current dependence upon others for the manufacture of its products may adversely affect its profit margin, if any, on the sale of future products and the Company's ability to develop and deliver products on a timely and competitive basis.

UNCERTAINTIES RELATED TO MARKETING AND SALES

         Under its collaboration agreement for CERESTAT with BI, the Company has granted exclusive marketing rights to BI in Europe and other geographic regions in return for royalties on product sales. If BI terminates the agreement or fails to market CERESTAT successfully, the Company's business, financial condition and results of operations will be adversely affected.

         Under its agreement with BI, Cambridge NeuroScience has an option to co-promote CERESTAT in the United States. The Company has notified BI of its intent to exercise this option. Co-promotion of CERESTAT would require the Company to develop its own sales force to promote CERESTAT or make arrangements with a third party to do so. Cambridge NeuroScience currently has no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, Cambridge NeuroScience must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell its products. There can be no assurance that Cambridge NeuroScience will successfully develop marketing and sales experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capability, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other sales and marketing arrangements with other companies, any revenues to be received by Cambridge NeuroScience will be dependent on the efforts of others and there can be no assurance that their efforts will be successful. When the Company and BI terminated enrollment into the Phase III

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trials of CERESTAT, the Companies agreed to delay the negotiation of a co-promotion agreement until such time as the development pathway of CERESTAT becomes known.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA"). Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any products developed by the Company. The Company recently announced the discontinuation of enrollment in Phase III clinical trials for its lead product candidate, CERESTAT. See "-- Uncertainties Related to Clinical Trials and Future Development of CERESTAT."

         Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product or manufacturer may have a material adverse effect on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage of the regulatory process may result in various adverse consequences, including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA-holder. The Company has not had any product approved for commercialization in the United States or elsewhere. No assurance can be given that the Company will be able to obtain FDA approval for any products. Failure to obtain requisite regulatory-approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or strategic partners from marketing the Company's products or limit the commercial use of the products and will have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

         The Company's successful commercialization of its pharmaceutical products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. In particular, the Company anticipates that a large percentage of patients who receive CERESTAT for the treatment of stroke will be covered by Medicare and be subject to limitations on reimbursement. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

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
         The Company's business may be materially adversely affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue to put pressure on pharmaceutical pricing. Such initiatives and proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that are collaborators or prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected.

POTENTIAL PRODUCT LIABILITY; UNCERTAINTIES RELATED TO INSURANCE

         The use of any of the Company's potential products in clinical trials and the sale of any approved products, including the testing and commercialization of CERESTAT, may expose the Company to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies or others. The Company maintains product liability insurance coverage for claims arising from the use of its products in clinical trials in the amount of $5.0 million per occurrence and $5.0 million in aggregate. No assurance can be given that the Company will be able to maintain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability that could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company would have a material adverse effect on its business, financial condition and results of operations.

VOLATILITY OF COMMON STOCK PRICE

         The market prices for securities of biotechnology and pharmaceutical companies, including Cambridge NeuroScience, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on market price.

CONCENTRATION OF OWNERSHIP

         Directors, officers and stockholders affiliated with members of the Board of Directors of the Company beneficially own approximately 31% of the outstanding Common Stock. These stockholders effectively would be able to significantly influence the election of the Company's Board of Directors and other corporate actions.

DEPENDENCE ON QUALIFIED PERSONNEL

         Because of the specialized scientific nature of the Company's business, Cambridge NeuroScience is highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that Cambridge NeuroScience will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs, and could have a material adverse effect on the Company's business, financial condition and results of operations. On March 9, 1998, the Company implemented a cost reduction plan which included a reduction in headcount from 60 to 30 staff members. See "-- History of Losses; Uncertainty of Continued Operations and Future Profitability."

ANTITAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock or rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares and the Company's Common Stock. In addition, certain provisions of the Delaware corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

ABSENCE OF DIVIDENDS

Prior to March 9, 1998, the Company had never declared nor paid cash dividends on any of its capital stock. On March 9, 1998 the Company's Board of Directors declared an extraordinary dividend on its capital stock of $1.00 per share of outstanding Common Stock, payable on April 14, 1998 to holders of record as of April 2, 1998. Future cash dividends, if any, will be paid at the discretion of the Company's Board of Directors and will depend, among other things, upon the Company's future operations, capital requirements, general financial condition and such other factors as the Board of Directors may deem relevant.






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